Exhibit 99.1

HAO FENG GROUP LTD.

(Incorporated in the Cayman Islands)

CODE OF BUSINESS CONDUCT AND ETHICS

Adopted by the Board of Directors on 2 September 2026

1. Purpose and Scope

This Code of Business Conduct and Ethics (this “Code”) applies to all directors, officers and employees of Hao Feng Group Ltd. and its subsidiaries (together, the “Company” or the “Group”). It is intended to satisfy Section 303A.10 of the NYSE Listed Company Manual and to promote:

(a) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b) full, fair, accurate, timely and understandable disclosure in reports and documents the Company files with or submits to the U.S. Securities and Exchange Commission (the “SEC”) and in other public communications;

(c) compliance with applicable governmental laws, rules and regulations;

(d) prompt internal reporting of violations of this Code; and

(e) accountability for adherence to this Code.

This Code supplements, and does not replace, applicable law or the Company’s memorandum and articles of association. In case of conflict, the stricter standard applies.

2. Honest and Ethical Conduct

Each Covered Person (as used in this Code, each director, officer and employee) must act with integrity, honesty and in good faith, and must exercise the care, skill and diligence that a reasonably prudent person would exercise in comparable circumstances. Covered Persons must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation or any other unfair dealing practice.

3. Conflicts of Interest

A conflict of interest exists when a Covered Person’s private interest interferes, or appears to interfere, with the interests of the Group. Covered Persons must avoid conflicts and the appearance of conflicts.

Examples include: holding a material financial interest in a competitor, supplier or customer; receiving improper personal benefits as a result of the Covered Person’s position; directing Group business to a related person; or supervising a related person.

Any actual or potential conflict must be disclosed promptly to the Chief Executive Officer or, in the case of a director or the CEO, to the Board (or the Audit Committee once constituted). Related party transactions must be reviewed and approved in accordance with the Audit Committee Charter and Item 404 of Regulation S-K.

Covered Persons may not accept gifts, entertainment or other benefits that are more than modest in value or that could influence, or appear to influence, business judgement. Cash gifts are prohibited.

4. Corporate Opportunities

Covered Persons owe a duty to the Company to advance its legitimate interests. A Covered Person may not: (a) take for himself or herself personally opportunities that are discovered through the use of Group property, information or position; (b) use Group property, information or position for personal gain; or (c) compete with the Group.

5. Confidentiality

Covered Persons must maintain the confidentiality of non-public information entrusted to them by the Group or its customers, except when disclosure is authorised by the Board or required by law. Confidential information includes unpublished financial results, student and customer data, trade secrets, business plans, and personal data of staff or clients. This obligation continues after the Covered Person leaves the Group.

6. Protection and Proper Use of Company Assets

Covered Persons must protect Group assets and ensure their efficient use. Group assets, including intellectual property, systems and funds, may be used only for legitimate Group purposes. Theft, carelessness and waste have a direct impact on the Group.

7. Accurate Books, Records and Public Disclosure

The Group’s books, records and accounts must accurately and fairly reflect transactions and the disposition of assets, in accordance with applicable accounting standards and internal controls. No Covered Person may falsify, omit or disguise any entry, or circumvent internal controls.

Directors and executive officers responsible for the Company’s SEC filings, including the Chief Executive Officer and the Chief Financial Officer, must ensure that disclosure in those filings and in other public communications is full, fair, accurate, timely and understandable. They must promptly bring to the attention of the Audit Committee (or the Board, until that committee is constituted) any material information that could affect those filings, any significant deficiency in internal control over financial reporting, or any fraud involving management or other employees who have a significant role in those controls.

8. Compliance with Laws

Covered Persons must comply with all laws, rules and regulations applicable to the Group’s business, including Cayman Islands, Hong Kong and United States laws. The following areas are of particular importance:

Insider trading. Covered Persons who possess material non-public information about the Company or another company may not buy or sell securities of that company, or tip others, until the information has been publicly disclosed and absorbed by the market. “Material” information is information a reasonable investor would consider important in making an investment decision, including unpublished earnings, listings developments and significant contracts.

Anti-bribery. Covered Persons must not offer, promise, give, request or accept a bribe or other improper payment, whether in dealing with public officials or private parties. Facilitation payments are prohibited. The Group will not make political contributions without prior Board approval.

Anti-money laundering and sanctions. Covered Persons must not facilitate money laundering or dealings with sanctioned persons, and must report suspicious activity.

Data protection and privacy. Covered Persons must handle personal data in accordance with the Personal Data (Privacy) Ordinance (Cap. 486) and other applicable privacy laws.

Education and consumer regulation. Covered Persons involved in the Group’s financial-education business must not make misleading statements about courses, results or investment performance.

9. Fair Dealing with Regulators, Auditors and Counterparties

Covered Persons must cooperate fully and honestly with the Company’s independent auditors, internal auditors, legal counsel, and any regulatory authority. No Covered Person may improperly influence, coerce, manipulate or mislead the Company’s auditors.

10. Reporting Violations; No Retaliation

Any Covered Person who becomes aware of a possible violation of this Code, or of any law or accounting irregularity, must report it promptly to his or her supervisor, the Chief Financial Officer, the Chief Executive Officer, or the Chairman of the Audit Committee (once appointed). Reports may be made in person, in writing or by email. Anonymous reports will be accepted where permitted by law.

The Company prohibits retaliation against any person who reports a concern in good faith or who participates in an investigation. Retaliation is itself a violation of this Code and of applicable whistleblower protections, including those under the Sarbanes-Oxley Act and the Dodd-Frank Act to the extent they apply.

The Audit Committee (or the Board, until that committee is constituted) shall oversee investigations of complaints relating to accounting, internal controls or auditing matters.

11. Waivers and Amendments

Any waiver of this Code for a director or executive officer may be made only by the Board or the Audit Committee, and will be disclosed as required by applicable law. As a foreign private issuer, the Company is not required by NYSE rules applicable to foreign private issuers to disclose a waiver within four business days in the manner applicable to U.S. domestic issuers; the Company will nonetheless require Board (or Audit Committee) approval of any such waiver and will disclose it if and as required by the SEC.

The Board shall review this Code at least annually. Amendments that are required to be disclosed will be disclosed in accordance with applicable SEC rules.

12. Accountability and Discipline

Violations of this Code may result in disciplinary action, including warning, suspension, removal from office or termination of employment, and, where appropriate, referral to regulators or law-enforcement authorities and recovery of compensation under the Company’s Compensation Recovery Policy.

13. Administration

The Board has adopted this Code and has designated the Audit Committee (and, until that committee is constituted, the Board) to administer it. Day-to-day questions may be directed to the Chief Financial Officer. Each Covered Person shall be given a copy of this Code and may be asked to acknowledge in writing that he or she has read, understands and agrees to comply with it.

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